Exhibit 99.1

Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date:  December 31, 2007

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Special Fourth Quarter Provision for Loan Losses

Horizon Bancorp (NASDAQ: HBNC) (“Horizon”) announced today that it has taken additional provisions for losses related to its wholesale mortgage and indirect auto loan portfolios.

Horizon increased its provision for loan and lease losses expense by $1.4 million in December to address credit quality deterioration in these two segments of its loan portfolio.  The total provision expense for the fourth quarter is expected to be $1.770 million, compared to a provision of $550 thousand in the third quarter.

Horizon’s wholesale mortgage portfolio, at $8.9 million in outstanding balances as of December 28, 2007, represents approximately 1.0% of its total loan portfolio of approximately $889 million as of December 28, 2007.  The wholesale mortgage portfolio is the residual of the line of business that was closed in June 2007.  This portfolio consists primarily of residential, second mortgage, home equity lines of credit and term loans with high loan-to-value ratios.

Horizon’s indirect auto loan portfolio totals approximately $169 million in outstanding balances as of December 28, 2007, which is approximately 19.0% of its total loan portfolio.  In recent months, Horizon has experienced an increasing trend in repossessions and voluntary surrenders of vehicles, which has caused an increase in losses.

The additional provision amount was based on an internal review of Horizon’s wholesale mortgage and indirect auto loan portfolios.  Horizon reviewed approximately sixty-five percent (65%) of the outstanding loan balances in the wholesale mortgage loan portfolio.  In addition, Horizon ran up-dated credit scores on approximately 65% of its indirect auto loan portfolio and saw deterioration in scores from the date of loan origination.  Based on national charge off statistics as well as Horizon’s recent loss experience in both loan portfolios, management determined that an increase in the provision for loan losses was warranted.

Despite the additional charge, Horizon anticipates that its 2007 full year earnings will exceed those of 2006.

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern Indiana and Southwest Michigan.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

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Pg. 2 Cont. Horizon’s Provision for Loan Losses

Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management.  Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate.  Actual results could differ materially from those contemplated by the forward-looking statements.  Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:                                Horizon Bancorp
James H. Foglesong
Chief Financial Officer
(219) 873 - 2608
Fax: (219) 874-9280